AMENDED AND RESTATED
                        SECURED PROMISSORY NOTE
                     Secured by Security Agreement

$3,857,911                                             March 31, 2000

For value received, the undersigned, Electronic Transactions & Technologies, a Nevada corporation, and Thomas S. Hughes (collectively, "Obligor"), hereby promise to pay to eConnect, a Nevada corporation ("Obligee"), as such place or to such other party or parties or order as Obligee may from time to time designate, the principal sum of Three Million Eight Hundred Fifty-Seven Thousand Nine Hundred Eleven Dollars ($3,857,911) with interest at the legal rate of ten percent (10%) annually beginning July 1, 1999 (March 31, 2000 for the sum of One Million Twenty-One Thousand Five Hundred Dollars ($1,021,500)). This promissory note ("Note"), including principal and interest, shall be paid in full upon demand. All payments hereunder shall be made in cash or cash equivalent funds immediately available and acceptable to Obligee, made payable to eConnect, 2500 Via Cabrillo Marina, Suite 112, San Pedro, California 90731, delivered personally or in the United States mail by certified or registered letter.

Obligor acknowledge that any default in the making or performing of any of the payments, agreements or conditions of this Note, or any other agreement or instrument now or hereinafter entered into among Obligor and Obligee hereunder, will result in loss and additional expenses to Obligee in servicing the indebtedness evidenced hereby, handling such delinquent payments and meeting their other financial obligations.

In the event of the failure to make full payment when due under the terms of this Note, the Obligee may declare the entire principal balance and accrued interest due and payable immediately. As an alternative, Obligor shall return to Obligee restricted stock certificates totaling 9,400,000 shares of common stock of Obligee in the event of such failure. Obligor hereby waive to the fullest extent allowable, any and all defenses, offsets or counterclaims with regard to any action by Obligee for reinforcement of this Note, including the defense of expiration of the statute of limitations. The only issue in any such action shall be that of payment or nonpayment hereunder and any such action shall be so limited. No portion of this Note, or payment hereunder, shall be subject to offset or refund by reason of any claims of Obligor.

This Note is made in conjunction with that certain security agreement by and between Obligor and Obligee ("Security Agreement") and reference to the Security Agreement herein is made for informational purposes only and in accordance with the provisions of Section 3105(1)(c) and 3105(1)(e) of the California Commercial Code ("Code"). Any default under the Security Agreement or any other agreement now existing or hereinafter entered into by and between Obligor and Obligee shall be a breach hereunder and constitute a default allowing Obligee to accelerate this Note. The above acceleration provision is made in accordance with Section 3109(1)(c) of the Code. Notwithstanding the foregoing, Obligor's promise to pay hereunder is an unconditional promise to pay to Obligee a sum certain in money on demand or at a definite time which does not include any other demand or at a definite time which does not include any other promise, obligation or power given by Obligor (except as otherwise authorized by Division 3 of the Code) all in accordance with the provisions of Section 3104 of the Code. This Note is intended to constitute a negotiable instrument as defined in the Code.

If this Note, or any payment or charge hereunder, is not paid when due, whether at maturity or by acceleration or otherwise, or should any controversy arise hereunder necessitating legal, equitable or administrative action, Obligor promises to pay all costs of collection in such action, including, but not limited to, attorneys' fees and costs.

Obligor expressly waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and all other notices of any kind, and expressly agree that this Note, or any payment thereunder, may be extended from time to time without affecting the liability of Obligor. No single or partial exercise of any power hereunder, if any, shall preclude any other or further exercise thereof or the exercise of any other power. The release of any party liable under this Note shall not operate to release any other party liable thereon. Obligee expressly declares that Obligee may rely upon the ostensible authority of the persons signing this Note to be binding upon Obligor in all respects.

All agreements between Obligor and Obligee are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof or otherwise, shall the amount, if any, paid or agreed to be paid to Obligee or the use, forbearance or detention of the money to be advanced hereunder, exceed the highest lawful rate permissible under applicable usury laws. If, for any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable thereto, the ipso facto, obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances, Obligee shall ever receive an amount which would be excessive interest, the same shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between the undersigned and Obligee.

This Note has been executed and delivered in the State of California and is to be governed by and construed according to the laws thereof. Venue in any action arising shall lie in the County of Los Angeles, California.

Obligor:

Electronic Transactions & Technologies


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President



/s/  Thomas S. Hughes
Thomas S. Hughes, an individual

Obligee:

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President